Exhibit 3.48

CERTIFICATE

OF

AMENDED ARTICLES OF INCORPORATION

OF

Sealy Mattress Company (formerly Ohio-Sealy Mattress Manufacturing Co.)

Thomas L. Smudz, who is Vice President and John D. Moran, who is Assistant Secretary of the above named Ohio corporation for profit with its principal location at Cleveland, Ohio do hereby certify that in a writing signed by all of the shareholders who would be entitled to a notice of a meeting held for that purpose, the following Amended Articles of Incorporation were adopted to supersede and take the place of the existing Articles and all amendments thereto:

AMENDED ARTICLES OF INCORPORATION

FIRST: The name of the corporation is Sealy Mattress Company

SECOND: The place in the State of Ohio where its principal office is located is the City of Cleveland, Cuyahoga County.

THIRD: The purposes of the corporation are as follows:

To engage in any lawful act or activity for which a corporation may be formed in Ohio.

FOURTH: The number of shares which the corporation is authorized to have outstanding is 1,000 shares of common stock with a par value of $1.00 per share.

FIFTH: These emended articles of incorporation take the place of and supersede the existing articles of incorporation as heretofore amended.

IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the corporation, have subscribed their names this 28th day of January, 1988.

/s/ Thomas L. Smudz
(Chairman, President or Vice President)

/s/ John D. Moran
(Secretary or Assistant Secretary)

NOTE:	Ohio law does not permit one officer to sign in two capacities. Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.